Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Elects Charles E. Adair to its Board of Directors
Jacksonville, Fla., Oct. 19, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) announced today that Charles Edward (Eddie) Adair has been elected to its Board of Directors, effective immediately.
Adair has been a Partner of venture capital management companies Cordova Ventures and Kowaliga Capital Inc. since 1993, where he serves as manager of venture capital funds. Prior to this, he served as President and Chief Operating Officer of Durr-Fillauer Medical, Inc. He is currently a member of the Board of Directors of Tech Data Corporation and Torchmark Corporation, and previously served on the Board of PSS World Medical, Inc. Adair is a certified public accountant and holds a B.S. in Accounting from the University of Alabama.
"We’re pleased to have Eddie Adair join our Board of Directors and look forward to the benefit of his insight, experience and expertise,” stated Paul Boynton, Chairman, President and CEO of Rayonier Advanced Materials. “Eddie’s more than 30 years in financial management and extensive experience in audit and governance will bring significant value to our Board and stockholders."

About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can produce up to 675,000 metric tons of cellulose specialties products annually for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Upon completion of the previously announced strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com